Exhibit 99(D)(2)

July 26, 2007

Pleithco Pharmaceuticals Limited

1st Floor, Crimpage Corporation

Plot No. 57, Street No. 17 MIDC

Anheri (East) Mumbai 400 093 INDIA

Attention: Mr. Patel, Director

Mr. Patel:

In connection with your consideration of a possible strategic business combination transaction (the “Transaction”) with or with respect to Natrol, Inc. and its subsidiaries (collectively, the “Company”), the Company is prepared to furnish you, directly or through its advisors, with certain information (including certain confidential and proprietary information) concerning the business, financial condition, operations, assets and liabilities, properties and other matters of the Company on the terms of this letter agreement (this “Agreement”). All such information, including any such information that may have been provided previously to you by or on behalf of the Company, including without limitation, pursuant to that certain Mutual Non-Use and Non-Disclosure Agreement between you and us dated May 13, 2007 (the “Initial Confidentiality Agreement”), whether prepared by the Company, its advisors or otherwise, and notes, analyses, compilations, studies, interpretations, documents and other materials prepared by you or your Representatives (as defined below) and/or otherwise derived therefrom, in whatever medium, is herein collectively referred to as “Evaluation Material.”

You, on behalf of yourself and each of your Representatives, agree: (a) not to use any Evaluation Material except solely to determine whether you wish to propose to enter into the Transaction and the terms thereof and to execute any such Transaction; (b) to keep the Evaluation Material strictly confidential and not to disclose the existence of or any of the Evaluation Material other than to those of your officers, directors and employees, financial advisors and attorneys and-your other representatives, in each case, who need to know the information contained therein for the purpose of your evaluation of the Transaction (collectively, with any other persons the Company has consented to the disclosure of Evaluation Material to, “Representatives”); provided, that such Representatives shall have previously seen a copy of this Agreement and agreed to be bound by the terms of this Agreement; provided, further; that you agree to be responsible for any breach of this Agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material; and (c) not to disclose that this Agreement has been entered into, that the Evaluation Material has been made available, that you or your Representatives have inspected any Evaluation Material, or that the Company may be considering the Transaction with you or a transaction similar to the Transaction with any other party or any terms, conditions or other facts thereof (including the status thereof) or have had, are having or propose to have any discussions with respect thereto. In addition, without limiting the generality of the foregoing, under no circumstances will you discuss any of the Evaluation Material (or the fact that you have been provided with the Evaluation Material), the Transaction or this Agreement with any of the Company’s customers, suppliers, lenders, investors, tenants, brokers or partners (including joint venture partners). Notwithstanding anything in this Agreement to the contrary, no Evaluation Material shall be furnished to any financing source or potential financing source of yours, whether equity or debt financing, without the prior written consent of the Company in its sole discretion.

You acknowledge that the Company may elect, at any time, to terminate further access by you to the Evaluation Material with respect to the Company, and this Agreement does not require the Company to furnish any Evaluation Material. In addition, if you decide that you do not wish to proceed with a Transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason or for no reason, you agree to promptly (and in any case within 5 days of the Company’s request) return to the Company all Evaluation Material without retaining any copy thereof and cause any remaining notes, photocopies and other materials derived from the Evaluation Material to be destroyed, and confirm in writing to the Company that all such materials have been returned and/or destroyed in compliance with this Agreement, subject in each case to applicable law, court order or regulatory requirement. No such termination will affect your obligations hereunder or those of your Representatives, all of which obligations shall continue in effect for the term of this Agreement.

This Agreement shall be inoperative as to particular portions of the Evaluation Material, but only with respect to such portions, if such information (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company or its representatives, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its representatives when such source is entitled to make such disclosure.

If you or your Representatives are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt written notice of such request(s) so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you or your Representatives are, in the written opinion of your or your Representatives’ counsel, as the case may be, compelled to disclose Evaluation Material under pain of liability for contempt or other censure or penalty, you may disclose only that portion of such information as is, in the written opinion of such counsel, legally required without liability hereunder; provided, that you agree to exercise your, and cause your Representatives to exercise their, reasonable best efforts to obtain assurance that confidential treatment will be accorded such information.

You acknowledge that, in your examination of the Evaluation Material, you may have access to material non-public information concerning the Company. You further acknowledge that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person having non-public material information about a company from purchasing or selling securities of that company.

You agree that, for a period of eighteen (18) months following the date hereof (the “Standstill Period”), you will not, and you will cause that your affiliates (and any Representative or other person acting on behalf of or in concert with you or any affiliate) will not, directly or indirectly, without the prior written consent of the Board of Directors of the Company: (a) acquire or offer or agree to acquire, by purchase or otherwise, (i) any voting securities or securities convertible into or exchangeable for voting securities of the Company or its affiliates (or acquire or offer or agree to acquire beneficial ownership of any such securities) or (ii) any assets, businesses or properties of the Company or its affiliates; (b) propose to enter into, or make any public announcement or submit a proposal or offer (with or without conditions) with respect to, any tender or exchange offer, merger or business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, or any licensing, distribution or other commercial arrangement, involving the Company, its affiliates or any of their respective securities, assets, businesses or properties; (c) advise, seek to influence or control, in any manner whatsoever (including by proxy or consent solicitation, obtaining representation on the board of directors or otherwise), the management, board of directors, policies or affairs of the Company or its affiliates, or any person or entity with respect to the voting of, or giving of consents with respect to, any voting securities of the Company or its affiliates, or initiate or support any stockholder proposal with respect to the Company or its affiliates; (d) form, join or in any way participate in a “group” (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; (e) disclose any intention, plan or arrangement inconsistent with the foregoing, or make any request to waive or amend any provision of this Agreement or otherwise take any action if in the sole judgment of the Company such request or action may require public disclosure by the Company; or (f) enter into any discussions, arrangements or understandings with, or otherwise assist, advise or encourage (including by providing or arranging financing for that purpose), any other person with respect to any of the foregoing. You also agree during such eighteen (18) month period not to, and shall cause any person acting on your behalf or in concert with you, your affiliates or Representatives not to, make any request (directly or indirectly), to amend or waive any provision of this paragraph (including this sentence).

Unless otherwise agreed to by the Company, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for property visits or management meetings, and (iv) discussions or questions regarding procedures in connection with any possible Transaction, will be submitted or directed exclusively to Morgan Joseph & Co. Inc. (“Morgan Joseph”) in its role as financial advisor to the Company in connection with any Transaction.

For a period of eighteen (18) months following the date hereof, you and your affiliates will not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries or divisions, except that you shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation or encouragement by you, any of your affiliates or your Representatives, or (ii) responds to any general public advertisement (including through the use of employment placement firms) placed by you that is not specifically targeted, directly or indirectly, at the employees of the Company.

This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns. Any assignment of this Agreement by you without our prior written consent shall be void. You understand and agree that neither Company nor its affiliates or representatives (including Morgan Joseph) makes any representations or warranties, express or implied, with respect to any of the Evaluation Material, including, without limitation, as to the accuracy or completeness, absence or errors or omissions or the future financial performance of the Company, unless as may be agreed in one more definitive agreements between you and the Company. You also agree that neither the Company nor its affiliates or representatives (including Morgan Joseph) shall assume any responsibility or have any liability to you or your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives. You agree and confirm that you will only rely upon the those representations and warranties as may be set forth in the definitive documentation providing for the Transaction between you and the Company. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

The Company and you agree that no contract or agreement providing for the Transaction shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver one or more final definitive agreements relating to the Transaction (“Transaction Agreements”), and you hereby waive, in advance, any claims (including, without limitation, any equitable or breach of contract claims) in connection with the Transaction unless and until you and the Company shall have executed and delivered the Transaction Agreements. The Company and you also agree that unless and until you and the Company shall have executed and delivered the Transaction Agreements, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time without any obligation of any kind. You further understand that the Company shall be free to establish and change any process or procedure with respect to the Transaction as the Company, in its sole discretion, shall determine (including, without limitation, negotiating with any other interested party and entering into one or more final definitive agreements relating to the Transaction with any other party without prior notice to you or any other person).

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you hereby waive any right to object to such specific performance and injunctive relief as being inappropriate or not available. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees and expenses such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to the laws of conflict of laws. You and your Representatives; (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against you or your Representatives; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of California; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.

Your obligations under this Agreement are not intended to narrow, limit or terminate your obligations under the Initial Confidentiality Agreement and is intended to augment, supplement and be in addition to your obligations thereunder; provided that in the event of a specific conflict of provisions as to a particular matter where a provision hereunder can not reasonably be interpreted to augment, supplement or add to the corresponding provision of the Initial Confidentiality Agreement, the terms hereof shall prevail and be binding.

This Agreement shall terminate eighteen (18) months from the date hereof; provided that a party shall be liable for such party’s breaches prior to such termination.

[SIGNATURE PAGE APPEARS NEXT]

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to each of the undersigned, whereupon this Agreement shall become a binding agreement among you and the Company.

Very truly yours,

Natrol, Inc.

By:
Name:	Wayne Bos
Title:	President & Chief Executive Officer

Accepted and agreed as of the date first above written:

Pleithco Pharmaceuticals Limited

By:
Name:	Mr. Patel
Title:	Director

6